Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Seaspan Corporation

We consent to the use of our reports (1) dated February 22, 2006, except for note 13(e), which is as of February 28, 2006, with respect to the balance sheet of Seaspan Corporation as of December 31, 2005 and the related statements of operations, shareholders’ equity and cash flows for the fiscal period from date of incorporation on May 3, 2005 to December 31, 2005 and (2) dated February 22, 2006 with respect to the predecessor combined balance sheets of the predecessor to Seaspan Corporation as of August 11, 2005 and December 31, 2004 and the related predecessor combined statements of operations and owner’s equity (deficiency) and cash flows for the 223-day period ended August 11, 2005 and for each of the years in the two-year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ KPMG
Chartered Accountants
Vancouver, Canada
September 1, 2006